Exhibit 10.2

MARATHON PETROLEUM CORPORATION
AMENDED RESTRICTED STOCK AWARD AGREEMENT

OFFICER

This Amended Restricted Stock Award Agreement (“Amendment”) between Marathon Petroleum Corporation (“Corporation”) and C. Corwin Bromley (“Participant”) is made as of this 26th day of October, 2017 (“Effective Date”).

WHEREAS, Corporation and Participant entered into that certain Restricted Stock Award Agreement, dated December 18, 2015 (“Restricted Stock Award Agreement”);

WHEREAS, Corporation awarded Participant 19,861 shares of Restricted Stock on December 18, 2015 (“Restricted Shares”), subject to the terms of the Restricted Stock Award Agreement and all of the terms, conditions and provisions of the Marathon Petroleum Corporation 2012 Incentive Compensation Plan (“Plan”) and administrative interpretations thereunder, if any, that have been adopted by the Committee;

WHEREAS, Participant has elected to retire from Corporation and its Subsidiaries effective as of January 1, 2018 (“Retirement Date”);

WHEREAS, pursuant to the terms of the Restricted Stock Award Agreement, upon Participant’s Retirement Date, all of the Restricted Shares will become immediately forfeited to Corporation;

WHEREAS, under Paragraph 9 of the Restricted Stock Award Agreement, Corporation has the authority to modify the Restricted Stock Award Agreement; and

WHEREAS, pursuant to its authority under Paragraph 9 of the Restricted Stock Award Agreement, Corporation has decided to modify the Restricted Stock Award Agreement to vest Participant in 19,861 Restricted Shares in consideration of, among other things, Participant cooperating with the Corporation and its Subsidiaries to ensure a smooth transition of Participant’s job duties, including assistance with any organizational changes, and the Participant executing a release in favor of the Corporation.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Corporation and Participant agree as follows:

1.	The Restricted Stock Award Agreement shall be amended as of the Effective Date by adding the following new Paragraph 2(c) to the end of existing Paragraph 2:

(c)    19,861 Restricted Shares shall become immediately vested as of January 1, 2018, irrespective of any limitations set forth in subparagraph (a) of this Paragraph 2 or any other provision of this Award Agreement; provided, however, that such Restricted Shares shall vest pursuant to this subparagraph (c)

only if Participant: (i) fully cooperates with the Corporation and its Subsidiaries, as the case may be, in ensuring a smooth and orderly transition of Participant’s job duties; (ii) remains in continuous Employment by the Corporation (or a Subsidiary) in good standing, as determined by the Committee, through January 1, 2018; and (iii) executes a release substantially in the form enclosed with this agreement at the time determined by the Corporation.

2.	Except as expressly provided for in this Amendment, no other term or provision of the Restricted Stock Award Agreement is amended or modified in any respect.

3.	Except as set forth in this Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restricted Stock Award Agreement or the Plan.

IN WITNESS WHEREOF, Corporation has caused this Amendment to be executed in its name and on its behalf, as evidence of the adoption of this Amendment.

MARATHON PETROLEUM CORPORATION

By	/s/ Gary R. Heminger
Authorized Officer

PARTICIPANT

/s/ C. Corwin Bromley
C. Corwin Bromley